As filed with the Securities and Exchange Commission on March 16, 1999
                                     Registration Nos. 333-      and 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              THE FINOVA GROUP INC.
             (Exact Name of Registrant As Specified in Its Charter)

            Delaware                                            86-0695381
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

                           FINOVA CAPITAL CORPORATION
             (Exact Name of Registrant As Specified in Its Charter)

            Delaware                                            94-1278569
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

                            1850 North Central Avenue
                                  P.O. Box 2209
                           Phoenix, Arizona 85002-2209
                                 (602) 207-6900
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrants' Principal Executive Offices)

                              Samuel L. Eichenfield
                 Chairman, President and Chief Executive Officer
                              The FINOVA Group Inc.
                           FINOVA Capital Corporation
                            1850 North Central Avenue
                                  P.O. Box 2209
                           Phoenix, Arizona 85002-2209
                                 (602) 207-6900
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)

                  Please send copies of all communications to:

     Richard Lieberman                                 Paul C. Pringle
      Vice President -                                 Brown & Wood LLP
 Associate General Counsel                          555 California Street
   The FINOVA Group Inc.                    San Francisco, California 94104-1715
 1850 North Central Avenue                               (415) 772-1200
     P.O. Box 2209
Phoenix, Arizona 85002-2209
     (602) 207-6900

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                  Proposed Maximum    Proposed Maximum
Title Of Securities              Amount To Be   Aggregate Price Per  Aggregate Offering       Amount Of
 To Be Registered                Registered(1)         Unit             Price(1)(2)      Registration Fee(3)
------------------------------------------------------------------------------------------------------------
Debt Securities(4)
----------------------------
Common Stock - par value
$.01 per share(5)(6)
----------------------------
Preferred Stock - par value
$.01 per share(7)                $3,000,000,000          (2)            $3,000,000,000        $834,000
----------------------------
Depositary Shares(8)
----------------------------
Warrants(9)
----------------------------
============================================================================================================

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $3,000,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D of Form S-3 and (b) will be determined, from time to time, by the Registrants in connection with the issuance by the Registrants of the securities registered hereunder.
(3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(4) Subject to footnote 1, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time, by the Registrants.
(5) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of common stock as may be sold from time to time, by the Registrants, including shares of other classes or series of the Registrants' stock that may be issued upon reclassification of unissued, authorized stock of the Registrants. There also is being registered hereunder an indeterminate number of shares of common stock, including shares of other classes or series of the Registrants' stock that may be issued upon reclassification of unissued, authorized stock of the Registrants, as may be issuable upon conversion of the debt securities or the preferred stock or upon exercise of warrants registered hereby.
(6) Includes the preferred stock purchase rights of The FINOVA Group Inc. which initially are attached to and trade with the shares of common stock of The FINOVA Group Inc. being registered hereby. The value attributable to such Rights, if any, is reflected in the market price of such common stock.
(7) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time, by the Registrants. There also is being registered hereunder an indeterminate number of shares of preferred stock as shall be issuable upon exercise of warrants registered hereby.
(8) Subject to footnote 1, there is being registered hereunder an indeterminate number of depositary shares as may be sold from time to time, by the Registrants.
(9) Subject to footnote 1, there is being registered hereunder an indeterminate number of warrants representing rights to purchase shares of common stock or preferred stock of the Registrants, including shares of other classes or series of the Registrants' stock that may be issued upon reclassification of unissued, authorized stock of such Registrants, as the case may be, registered hereby.

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED MARCH 16, 1999

Prospectus                                                         [FINOVA Logo]
----------
                          [The FINOVA Group Inc. logo]
                        [FINOVA Capital Corporation logo]

By this prospectus, we may offer up to
$3,000,000,000 of our:

DEBT SECURITIES                           We will provide the specific  terms of
COMMON STOCK (including, for The these securities in supplements to FINOVA Group Inc., Rights to Purchase this prospectus. You should read this Junior Participating Preferred Stock) prospectus and the supplements
PREFERRED STOCK                           carefully before you invest.
DEPOSITARY SHARES
WARRANTS

FINOVA Capital Corporation is a wholly We may offer the securities directly owned subsidiary of The FINOVA Group or through underwriters, agents or
Inc.                                      dealers. The supplement will describe
                                          the    terms   of   that    plan   of
                                          distribution.  "Plan of Distribution"
                                          below also provides more  information
                                          on this topic.

These   securities   have   not   been
approved or  disapproved by the SEC or
any state securities commission.

None   of   those    authorities   has
determined  that  this  prospectus  is
accurate or complete.

Any  representation to the contrary is
a criminal offense.


               The date of this prospectus is _____________, 1999

                      WHERE YOU CAN FIND MORE INFORMATION

   The  FINOVA  Group  Inc.   ("FINOVA    *  Annual  Reports  on  Form  10-K of
Group") and FINOVA Capital Corporation       FINOVA  Group and  FINOVA  Capital
("FINOVA    Capital")   file   annual,       for the year  ended  December  31,
quarterly and current  reports,  proxy       1998.
and  information  statements and other
information with the SEC. You may read    *  Annual  Report  on Form  10-K/A of
and copy any  document  we file at the       FINOVA  Group for the year  ended
SEC's  public  reference  rooms at 450       December  31, 1998.
Fifth Street, N.W.,  Washington,  D.C.
20549.   Please   call   the   SEC  at    *  Portions of the Proxy Statement on
1-800-SEC-0330 for more information on       Schedule  14A for  FINOVA  Group's
the  public  reference  room and their       Annual  Meeting  of   Shareholders
copy charges. Our SEC filings are also       held on May  13,  1999  that  have
available to the public from the SEC's       been   incorporated  by  reference
web site at http://www.sec.gov,  which       into our 10-K.
may also be  available on our web site
at http://www.finova.com. You may also    *  Current  Reports  on  Form  8-K of
inspect  our  SEC  reports  and  other       FINOVA  Group  dated  January 14,
information  at  the  New  York  Stock       1999.
Exchange,  20 Broad Street,  New York,
New York 10005.                           *  Current  Reports  on  Form  8-K of
                                             FINOVA  Capital  dated January 15,
   The SEC  allows us to  "incorporate       1999.
by reference" the  information we file
with them, which means we can disclose       You may  request  a copy  of  those
information to you by referring you to    filings   or  any  other   information
those      documents.      Information    incorporated   by  reference  in  this
incorporated  by  reference is part of    prospectus,  including  exhibits.  You
this  prospectus.   Later  information    may  do so  orally  or in  writing  by
filed   with  the  SEC   updates   and    contacting us at:
supersedes this prospectus.
                                             Treasurer
   We  incorporate  by  reference  the       The FINOVA Group Inc.
documents  listed below and any future       1850 North Central Avenue
filings   made   with  the  SEC  under       P.O. Box 2209
Sections 13(a),  13(c), 14 or 15(d) of       Phoenix, Arizona 85002-2209
the  Securities  Exchange  Act of 1934       (602) 207-6900
until this offering is completed:
                                          We will provide that information at no
                                          charge to you.

                                 THE COMPANIES

   FINOVA Group is a financial value-added services enable us to services holding company. Through our differentiate ourselves from our
principal subsidiary,  FINOVA Capital,    competitors.    That   expertise   and
we provide a broad range of financing ability also enable us to command and capital market products to pricing that provides a satisfactory
mid-size  business.  We concentrate on    spread over our borrowing costs.
lending to mid-size businesses. FINOVA
Capital  has  been in  operation since    We seek to maintain a high  quality
1954.                                     portfolio and to minimize  non-earning
                                          assets and write-offs.  We use clearly
   We extend revolving credit defined underwriting criteria and facilities, term loans, and equipment stringent portfolio management and real estate financing primarily to techniques. We diversify our lending "middle-market" businesses with activities geographically and among a financing needs falling generally range of industries, customers and
between $500,000 and $35 million.         loan products.

   We operate in 18 specific  industry       Due   to  the   diversity   of  our
or market  niches  under three  market    portfolio,  we  believe  we are better
groups. We selected those groups able to manage competitive changes in because our expertise in evaluating our markets and to withstand the the creditworthiness of prospective impact of deteriorating economic customers and our ability to provide conditions on a regional or national
basis.  There  can  be  no  assurance,          transaction   sizes  range  from
however,   that  competitive  changes,          $100,000  to $1 million  and are
borrowers'    performance,    economic          made  to  small   and   mid-size
conditions  or other  factors will not          businesses   with  annual  sales
result  in an  adverse  impact  on our          under $10 million.
results  of  operations  or  financial
condition.                                   *  REDISCOUNT     FINANCE    offers
                                                revolving  credit  facilities to
   We generate interest,  leasing, fee          the independent consumer finance
and  other  income   through   charges          industry     including    sales,
assessed on  outstanding  loans,  loan          automobile, mortgage and premium
servicing,   leasing,   brokerage  and          finance    companies.    Typical
other activities. Our primary expenses          transaction  sizes range from $1
are the costs of funding  our loan and          million to $35 million.
lease  business,   including  interest
paid on debt,  provisions  for  credit    SPECIALTY FINANCE
losses,  marketing expenses,  salaries
and employee  benefits,  servicing and       *  COMMERCIAL   EQUIPMENT   FINANCE
other  operating  expenses  and income          offers equipment  leases,  loans
taxes.                                          and  "turnkey"  financing  to  a
                                                broad     range    of    midsize
BUSINESS GROUPS                                 companies.   Specialty   markets
                                                include the  corporate  aircraft
   We operate the following  principal          and emerging  growth  technology
lines of business  under three  market          industries,            primarily
groups:                                         biotechnology  and  electronics.
                                                Typical  transaction sizes range
   COMMERCIAL FINANCE                           from $500,000 to $15 million.

   *  BUSINESS      CREDIT      offers       *  COMMUNICATIONS           FINANCE
      collateral-oriented    revolving          specializes in term financing to
      credit facilities and term loans          advertising    and   subscriber-
      for manufacturers, distributors,          supported  businesses  including
      wholesalers      and     service          radio  and  television stations,
      companies.  Typical  transaction          cable     operators,     outdoor
      sizes range from  $500,000 to $3          advertising      firms       and
      million.                                  publishers.  Typical transaction
                                                sizes  range  from $1 million to
   *  COMMERCIAL  SERVICES offers full          $40 million.
      service  factoring  and accounts
      receivable  management  services       *  FRANCHISE     FINANCE     offers
      for  entrepreneurial  and larger          equipment,   real   estate   and
      firms,  primarily in the textile          acquisition     financing    for
      and  apparel   industries.   The          operators     of     established
      annual  factored volume of these          franchise concepts.  Transaction
      companies is  generally  between          sizes   generally   range   from
      $5 million and $25 million. This          $500,000 to $15 million.
      line      provides      accounts
      receivable     and     inventory       *  HEALTHCARE FINANCE offers a full
      financing  and loans  secured by          range   of   working    capital,
      equipment and real estate.                equipment    and   real   estate
                                                financing  products for the U.S.
   *  CORPORATE   FINANCE  provides  a          health      care       industry.
      full range of cash flow-oriented          Transaction    sizes   typically
      and    asset-based    term   and          range  from   $500,000   to  $25
      revolving   loan   products  for          million.
      manufacturers,      wholesalers,
      distributors,          specialty       *  PORTFOLIO    SERVICES   provides
      retailers  and   commercial  and          customized  receivable servicing
      consumer   service   businesses.          and  collections  for time-share
      Typical  transaction sizes range          developers and other  generators
      from $2 million to $35 million.           of consumer receivables.

   *  DISTRIBUTION  & CHANNEL  FINANCE       *  PUBLIC     FINANCE      provides
      provides  inbound  and  outbound          tax-exempt   term  financing  to
      inventory  financing,   combined          state  and  local   governments,
      inventory/accounts    receivable          non-profit    corporations   and
      lines  of  credit  and  purchase          entities    using     industrial
      order  financing  for  equipment          revenue  or  development  bonds.
      distributors,        value-added          Typical  transaction sizes range
      resellers       and      dealers          from $100,000 to $5 million.
      nationwide.   Transaction  sizes
      generally range from $500,000 to       *  RESORT   FINANCE    focuses   on
      $30 million.                              construction,   acquisition  and
                                                receivables     financing     of
   *  GROWTH     FINANCE      provides          timeshare  resorts  worldwide as
      collateral-based working capital          well  as  term   financing   for
      financing  primarily  secured by          established  golf resort  hotels
      accounts   receivable.   Typical          and   receivables   funding  for
      developers    of   second   home       *  LOAN   ADMINISTRATION   provides
      communities. Typical transaction          in-house     servicing       for
      sizes  range  from $5 million to          FINOVA's     commercial     loan
      $35 million.                              products  as well  as  servicing
                                                and    subservicing   of   other
   *  SPECIALTY  REAL  ESTATE  FINANCE          mortgage  and  consumer   loans,
      provides   term   financing  for          including    residential    real
      hotel,  anchored retail,  office          estate,       mobile      homes,
      and  owner-occupied  properties.          automobiles  and other  consumer
      Typical  transaction sizes range          products.
      from $5 million to $25 million.
                                             Both    FINOVA   Group  and  FINOVA
   *  TRANSPORTATION   FINANCE  struc-    Capital   are  Delaware  corporations.
      tures equipment loans, leases, FINOVA Group was incorporated in 1991 acquisition financing and to serve as the successor to The Dial leveraged lease equity Corp's financial services businesses. investments for commercial and Dial transferred those businesses to cargo airlines worldwide, FINOVA Group in March 1992 in a railroads and operators of other spin-off. Since that time, FINOVA
      transportation           related    Group has   increased its total assets
      equipment.  Typical  transaction    from  $2.6  billion  at  December  31,
      sizes range from $5 million to 1992 to $10.5 billion at December 31, $30 million. Through FINOVA 1998. Income from continuing
      Aircraft  Investors LLC,  FINOVA    operations    increased   from   $36.8
      also seeks to use its market million in 1992 to $169.7 million in expertise and industry presence 1998. We believe FINOVA Group ranks to purchase, upgrade and resell among the largest independent
      used commercial aircraft.           commercial   finance  companies in the
                                          U.S.,   based  on  total  assets.  The
CAPITAL MARKETS                           common   stock  of  FINOVA  Group   is
                                          traded   on   the   New   York   Stock
   *  REALTY    CAPITAL    specializes    Exchange.
      in  providing  capital  markets-
      funded      commercial      real       FINOVA Capital was  incorporated in
      estate financing products and 1965 and is the successor to a commercial mortgage banking California corporation that was formed services. Typical transaction in 1954. All of FINOVA Capital's sizes range from $1 million to capital stock is owned by FINOVA
      $5 million.                         Group.

   *  INVESTMENT    ALLIANCE  provides       Our principal executive offices are
      equity    and   debt   financing    located at 1850 North Central  Avenue,
      for midsize businesses in P.O. Box 2209, Phoenix, Arizona partnership with institutional 85002-2209. Our telephone number is
      investors   and  selected   fund    (602) 207-6900.
      sponsors.  Typical   transaction
      sizes range from  $2  million to
      $15 million.

                              RECENT DEVELOPMENTS

   In October 1998, FINOVA Capital (excluding conversion of options). acquired United Credit Corporation, a Sirrom is a specialty finance company New York-based provider of commercial headquartered in Nashville, Tennessee.
financing to small and mid-size Sirrom provides secured loans to businesses, and its Patriot Funding small, fast growing companies in the Division. The addition formed a new U.S. and Canada with revenues between division named FINOVA Growth Finance, $5 million and $50 million, for
which    provides     collateral-based    expansions,  acquisitions, buyouts and
working capital financing primarily other strategic ventures. Sirrom secured by accounts receivable. The recently announced its 1998 year-end new division provides financing financial results, which included a ranging from $100,000 to $1 million to net decrease in stockholder's equity
small  and  mid-size  businesses  with    of $65.1  million  during  the  fourth
annual sales under $10  million.  This    quarter  of  1998.  The  decrease  was
new division is serving a market anticipated by us after our segment of smaller, growth-oriented examination of their loan portfolio. customers earlier in their maturation The decrease is not expected to impair
cycle.                                    the progress of the  proposed  merger.
                                          The  transaction  must be  approved by
   In October 1998, FINOVA Capital Sirrom's shareholders and is subject acquired Electronic Payment Systems, to other conditions and regulatory Inc., a commercial receivables approvals. We anticipate that the
servicing  business  headquartered  in    transaction  will be  completed in the
Salt Lake City,  Utah,  to support the    first half of 1999.
activities   of  our  Realty   Capital
business.                                    In   February  1999,  FINOVA  Group
                                          acquired  Preferred   Business  Credit
   In  January   1999,   FINOVA  Group    Inc.,   a  west  coast   provider   of
reached  a  definitive   agreement  to    commercial  financing  to  small   and
acquire  Sirrom  Capital   Corporation    mid-size businesses.
("Sirrom")  for   approximately   $343
million in FINOVA  Group  common stock

                        SELECTED FINANCIAL INFORMATION

   The following information was are part of our Annual Reports on Form derived from FINOVA Group's financial 10-K or FINOVA Group's Annual Report statements. The information is only a on Form 10-K/A. You should read our summary and does not provide all of financial statements and other
the   information   contained  in  our    information that  we have  filed  with
financial statements, including the the SEC. We have reclassified earlier related notes, and Management's information to conform to the 1998
Discussion  and Analysis.  Those items    presentation.

                                        As of and for the Year Ended December 31,
                            --------------------------------------------------------------
                                1998         1997         1996         1995         1994
                                ----         ----         ----         ----         ----
                                     Dollars in thousands, except per share data)
OPERATIONS:
Income earned from
 financing transactions    $ 1,021,977  $   897,996  $   769,346  $   680,912  $   463,404
Interest margins earned        472,536      408,914      340,517      287,880      216,667
Volume-based fees               77,723       46,728       28,588       21,204       10,796
Provision for credit losse      82,200       69,200       41,751       37,568       10,439
Gains on disposal of assets     55,024       30,261       12,949       10,889        3,877
Income from continuing
 operations                    169,737      139,098      116,493       93,798       73,770
Net income                     169,737      139,098      117,000       97,629       74,313

Basic earnings from
 continuing operations
 per share                 $      3.03  $      2.56  $      2.14  $      1.72  $      1.48
Basic earnings per share   $      3.03  $      2.56  $      2.15  $      1.79  $      1.49
Basic adjusted weighted
 average outstanding
 shares(1)                  55,946,000   54,405,000   54,508,000   54,633,000   49,765,000

Diluted earnings from
 continuing operations
 per share                 $      2.86  $      2.42  $      2.08  $      1.69  $      1.46
Diluted earnings per share $      2.86  $      2.42  $      2.09  $      1.76  $      1.47
Diluted adjusted weighted
 average shares(1)          60,705,000   59,161,000   56,051,000   55,469,000   50,436,000
Dividends declared per
 common share              $      0.60  $      0.52  $      0.46  $      0.42  $      0.37

FINANCIAL POSITION:
Investment in financing
 transactions               10,011,536    8,399,456    7,298,759    6,348,079    5,342,979
Nonaccruing assets             205,233      187,356      155,505      143,127      149,046
Reserve for credit losses      207,618      177,088      148,693      129,077      110,903
Total assets                10,450,314    8,719,840    7,526,734    7,036,514    5,821,343
Total debt                   8,394,578    6,764,581    5,850,223    5,649,368    4,573,354

Company-obligated
 mandatory redeemable
 convertible preferred
 securities of subsidiary
 trust solely holding con-
 vertible debentures of
 FINOVA Group
 ("TOPrS")                     111,550      111,550      111,550          --           --
Shareowners' equity          1,177,345    1,090,454      929,591      825,184      770,252

------------
(1) Adjusted to reflect a 2-for-1 stock split on October 1, 1997.

                    RATIO OF INCOME TO TOTAL FIXED CHARGES

                              Year Ended December 31,
                       ------------------------------------
                       1998    1997    1996    1995    1994
                       ----    ----    ----    ----    ----
FINOVA Group           1.58x   1.54x   1.50x   1.44x   1.58x
FINOVA Capital         1.58x   1.54x   1.50x   1.44x   1.58x

    RATIO OF INCOME TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                              Year Ended December 31,
                       -------------------------------------
                       1998    1997    1996    1995    1994
                       ----    ----    ----    ----    ----
FINOVA Group           1.56x   1.52x   1.50x   1.44x   1.58x
FINOVA Capital         1.58x   1.54x   1.50x   1.44x   1.58x

Variations in interest rates generally computing the above ratios, consists do not have a substantial impact on of income from continuing operations the ratio because fixed-rate and before income taxes plus fixed floating-rate assets are generally charges. Fixed charges consist of matched with liabilities of similar interest and related debt expense, and rate and term. Income available for a portion of rental expense determined
fixed   charges,   for   purposes   of    to be representative of interest.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain    statements    in    this        competitive   without  sacrificing
prospectus  and  any  supplements  are        prudent  lending  standards. Doing
"forward-looking," in that they do not        business   under  those  standards
discuss  historical  fact but  instead        becomes  more  difficult, however,
note future expectations, projections,        when  competitors offer  financing
intentions or other items  relating to        with less  stringent  criteria. We
the  future.   These   forward-looking        seek  to  maintain  credit quality
statements   include   those  made  in        at the risk  of growth  in assets,
documents    incorporated    in   this        if necessary.
prospectus by reference.
                                           *  The  cost of   our  capital.  That
   Forward-looking    statements   are        cost  depends  on   many  factors,
subject  to known and  unknown  risks,        some  of  which   are  beyond  our
uncertainties  and other  factors that        control,  such  as  our  portfolio
may  cause  our   actual   results  or        quality,  ratings,  prospects  and
performance to differ  materially from        outlook.
those      contemplated     by     the
forward-looking  statements.  Many  of     *  Changes       in        government
those factors are noted in conjunction        regulations,    tax    rates   and
with  the  forward-looking  statements        similar   matters.   For  example,
in  the  text. Other important factors        government    regulations    could
that could  cause  actual  results  to        significantly  increase  the  cost
differ include:                               of  doing   business    or   could
                                              eliminate certain  tax  advantages
 *  The  results  of  our  efforts  to        of    some   of    our   financing
    implement  our  business strategy.        products.
    Failure  to  fully  implement  our
    business  strategy   might  result     *  Necessary  technological  changes,
    in decreased  market  penetration,        including those  addressing  "Year
    adverse   effects   on  results of        2000" data systems issues,  may be
    operations   and   other   adverse        more difficult,  expensive or time
    results.                                  consuming than anticipated.

 *  The     effect     of     economic     *  Costs or  difficulties  related to
    conditions  and  the   performance        integration of acquisitions.
    of    our    borrowers.   Economic
    conditions   in   general  or   in     *  Other   risks   detailed   in  our
    particular  market  segments could        other SEC reports or filings.
    impact   the   ability   of    our
    borrowers  to  operate  or  expand       We   do  not   intend   to   update
    their businesses, which might forward-looking information to reflect result in decreased performance actual results or changes in for repayment of their assumptions or other factors that obligations or reduce demand for could affect those statements. We
    additional  financing  needs.         cannot predict the risk  from reliance
                                          on    forward-looking   statements  in
 *  Actions  of  our  competitors  and    light of  the many  factors that could
    our  ability  to  respond to those    affect their accuracy.
    actions.   We   seek   to   remain


                                USE OF PROCEEDS

   We intend to use the net proceeds working capital, investment in from the sale of the securities for financing transactions and capital general corporate purposes. Those expenditures. We will describe in the purposes include the repayment or supplement any proposed use of
refinancing of debt,  acquisitions  in    proceeds   other   than  for   general
the   ordinary   course  of  business,    corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

DEBT SECURITIES                              *  FINOVA Capital may discharge the
                                                debt issued in any series at any
   The following  summary applies only          time  by  depositing  sufficient
to  the  debt   securities  of  FINOVA          funds  with the  Trustee  to pay
Capital.  If we issue debt  securities          the  obligations  when due.  All
of  FINOVA  Group,  we  will  describe          amounts  due to you on the  debt
those  securities  and  the  indenture          would  be  paid  by the  Trustee
under  which  they are  issued  in the          from the deposited funds.
applicable supplement.
                                             *  If FINOVA  Capital fails to meet
   The  debt   securities   of  FINOVA          its  obligations on the debt, it
Capital   will  be  issued   under  an          will be in default. Defaults for
indenture  (the  "Indenture")  between          senior   debt   securities   are
FINOVA  Capital  and one or more  U.S.          described on pages 12-13 of this
banking  institutions  (a  "Trustee").          pospectus.
The  Indenture  may but  need not have
separate   Trustees   for  senior  and    GENERAL
subordinated debt. We  will  list  the
Trustee  for each series of securities       The debt securities of FINOVA Group
in the applicable supplement.             and  FINOVA  Capital  offered  by this
                                          prospectus  will  be  limited  to $3.0
   The following summary of certain billion principal amount. The provisions of the Indenture is not Indenture does not limit the amount of
complete.   You  should  look  at  the    debt  securities  FINOVA Capital could
Indenture that is filed as an exhibit offer under it. FINOVA Capital can to the Registration Statement. To issue debt securities in one or more obtain a copy of the Indenture, see series, in each case as authorized by "Where You Can Find More Information" us from time to time. Each series may
on page 2.                                differ  as  to  its  terms.  The  debt
                                          securities  will be  FINOVA  Capital's
   All capitalized terms have the unsecured general obligations and may meanings specified in the Indenture. or may not be subordinated to FINOVA
                                          Capital's other general  indebtedness.
GENERAL   INDENTURE   PROVISIONS  THAT    Those  that are not  subordinated  are
APPLY TO SENIOR AND SUBORDINATED DEBT     called "senior debt  securities."  The
                                          others    are    "subordinated    debt
   *  The Indenture does not limit the    securities."
      amount  of  debt   that   FINOVA
      Capital  may issue  nor  provide       The  supplement  will  address  the
      holders  any  protection  should    following    terms    of   the    debt
      there  be  a  highly   leveraged    securities:
      transaction     involving    our
      company. We may issue additional       *  Their title.
      debt  securities   without  your
      consent.                               *  Any  limits  on  the   principal
                                                amounts to be issued.
   *  If FINOVA  Capital  redeems debt
      which  is  convertible  into its       *  The dates on which the principal
      capital     stock    or    other          is payable.
      securities,    your   right   to
      convert  that debt into  capital       *  The rates (which may be fixed or
      stock or other  securities  will          variable)  at which  they  shall
      expire on the redemption date.            bear interest, or the method for
                                                determining rates.
   *  The   Indenture   allows  FINOVA
      Capital    to    merge   or   to       *  The   dates   from   which   the
      consolidate     with     another          interest will accrue and will be
      company,    or   sell   all   or          payable,   or  the   method   of
      substantially  all of its assets          determining those dates, and any
      to  another  company.  If  these          record  dates  for the  payments
      events occur,  the other company          due.
      will  be   required   to  assume
      FINOVA                 Capital's       *  Any provisions  for  redemption,
      responsibilities  on  the  debt,          conversion  or exchange,  at our
      and  FINOVA   Capital   will  be          option or  otherwise,  including
      released  from  all  liabilities          the periods, prices and terms of
      and obligations.                          redemption or conversion.

   *  The   Indenture   provides  that       *  Any  sinking   fund  or  similar
      holders  of a  majority  of  the          provisions, whether mandatory or
      total  principal  amount  of the          at the  holder's  option,  along
      debt  outstanding  in any series
      may   vote   to    change    our
      obligations   or   your   rights
      concerning  that series of debt.
      But to  change  the  payment  of
      principal  or  interest,   every
      holder  in  that   series   must
      consent.

      with  the  periods,  prices  and       OWNERSHIP OF THE GLOBAL SECURITIES;
      terms of redemption, purchase or    BENEFICIAL  OWNERSHIP.  So long as the
      repayment.                          depositary   or  its  nominee  is  the
                                          registered owner of a global security,
   * The amount or percentage payable that entity will be the sole holder of if we accelerate their maturity, the debt securities represented by if other than the principal that instrument. The Trustee and we
      amount.                             are  only   required   to  treat   the
                                          depositary or its nominee as the legal
   *  Any  changes  to the  events  of    owner  of  those  securities  for  all
      default or  covenants  set forth    purposes under the Indenture.
      in the Indenture.
                                             Each  actual   purchaser   of  debt
   *  The terms of  subordination,  if    securities  represented  by  a  global
      any.                                security (a  "beneficial  owner") will
                                          not be  entitled  to receive  physical
   *  Whether   the   series   can  be    delivery of  certificated  securities,
      reopened.                           will not be  considered  the holder of
                                          those securities for any purpose under
   *  Any other terms  consistent with    the Indenture, and will not be able to
      the Indenture.                      transfer   or   exchange   the  global
                                          securities,  unless this prospectus or
   We may authorize and determine the the supplement provide to the terms of a series of debt securities contrary. As a result, each beneficial by resolution of our board of owner must rely on the procedures of directors or one of its committees or the depositary to exercise any rights
through a supplemental Indenture.         of a holder  under the  Indenture.  In
                                          addition,  if the beneficial  owner is
FORM OF DEBT SECURITIES                   not a direct or  indirect  participant
                                          in    the    depositary     (each    a
   The debt securities will be issued "participant") the beneficial owner in registered form. Unless the must rely on the procedures of the supplement otherwise provides, debt participant through which it owns its
securities  will be  issued  as one or    beneficial   interest  in  the  global
more  global  securities.  This  means    security.
that we will not issue certificates to
each holder.  We generally  will issue       The  laws  of  some   jurisdictions
global securities in the total require that certain purchasers of principal amount of the debt securities take physical delivery of securities distributed in that series. the securities in certificated form. We will issue debt securities only in Those laws and the above conditions denominations of $1,000 or integral may impair the ability to transfer multiples of that amount, unless the beneficial interests in the global
supplement states otherwise.              securities.

GLOBAL SECURITIES                         THE DEPOSITORY TRUST COMPANY

   IN  GENERAL.   Debt  securities  in       The    following    is   based   on
global form will be deposited  with or    information   furnished   by  DTC  and
on  behalf  of  a  depositary.  Global    applies   to  the  extent  it  is  the
securities  are  represented by one or    depositary, unless otherwise stated in
more  global   certificates   for  the    a supplement:
series  registered  in the name of the
depositary   or  its   nominee.   Debt       REGISTERED    OWNER.    The    debt
securities  in global  form may not be    securities  will be  issued  as  fully
transferred  except  as a whole  among    registered  securities  in the name of
the  depositary,  a  nominee  of  or a    Cede   &   Co.   (DTC's    partnership
successor  to the  depositary  and any    nominee).  One fully registered global
nominee of that successor. Unless security generally will be issued for otherwise identified in the each $200 million principal amount of supplement, the depositary will be The debt securities. The Trustee will
Depository Trust Company ("DTC").         deposit the global securities with the
                                          depositary.  The deposit of the global
   NO DEPOSITARY OR GLOBAL SECURITIES. securities with DTC and its If a depositary for a series is registration in the name of Cede & Co.
unwilling  or  unable to  continue  as    will   not   change   the   beneficial
depositary,  and a  successor  is  not    ownership of the securities.
appointed  by us  within  90 days,  we
will  issue  debt  securities  of that       DTC   ORGANIZATION.    DTC   is   a
series in definitive  form in exchange    limited-purpose      trust     company
for the global security or securities organized under the New York Banking of that series. We also may determine Law, a "banking organization" within at any time in our discretion not to the meaning of that law, a member of use global securities for any series. the Federal Reserve System, a In that event, we will issue debt "clearing corporation" within the securities in definitive form.

meaning   of  the  New  York   Uniform       NOTICES   AMONG   THE   DEPOSITARY,
Commercial Code and a "clearing PARTICIPANTS AND BENEFICIAL OWNERS. agency" registered under the Notices and other communications by provisions of Section 17A of the the depositary, its participants and Securities Exchange Act of 1934, as the beneficial owners will be governed
amended.                                  by arrangements among them, subject to
                                          any legal requirements in effect.
   DTC is  owned  by a  number  of its
direct  participants  and by  the  New       VOTING PROCEDURES.  Neither DTC nor
York Stock Exchange, Inc., the Cede & Co. will give consents for or American Stock Exchange, Inc. and the vote the global securities. The
National   Association  of  Securities    depositary  generally mails an omnibus
Dealers,   Inc.  Direct   participants    proxy to us just after the  applicable
include    securities    brokers   and    record date. That proxy assigns Cede &
dealers,   banks,   trust   companies,    Co.'s  consenting  or voting rights to
clearing   corporations   and  certain    the  direct   participants   to  whose
other   organizations   who   directly    accounts the  securities  are credited
participate  in DTC  (each  a  "direct    at that time.
participant").      Other     entities
("indirect  participants")  may access       PAYMENTS.  Principal  and  interest
DTC's system by clearing  transactions    payments  made by us will be delivered
through or maintaining a custodial to the depositary. DTC's practice is relationship with direct participants, to credit direct participants' either directly or indirectly. The accounts on the applicable payment rules applicable to DTC and its date unless it has reason to believe participants are on file with the SEC. it will not receive payment on that
                                          date.   Payments  by  participants  to
   DTC    ACTIVITIES.     DTC    holds    beneficial  owners will be governed by
securities that its participants standing instructions and customary deposit with it. DTC also facilitates practices, as is the case with the settlement among participants of securities held for customers in securities transactions, such as bearer form or registered in "street transfers and pledges, in deposited name." Those payments will be the securities through electronic responsibility of that participant, computerized book-entry changes in not the depositary, the Trustee or us,
participant's   accounts.   Doing   so    subject to any legal  requirements  in
eliminates   the  need  for   physical    effect at that time.
movement of securities certificates.
                                             We are  responsible  for payment of
   PARTICIPANTS'  RECORDS.  Except  as    principal,  interest and  premium,  if
otherwise  provided in this prospectus    any,   to   the   Trustee,    who   is
or a supplement, purchases of the debt responsible to pay it to the securities must be made by or through depositary. The depositary is direct participants, which will responsible for disbursing those
receive a credit for the securities on    payments to direct  participants.  The
the depositary's records. The participants are responsible for beneficial owner's ownership interest disbursing payments to the beneficial
is in  turn  to  be  recorded  on  the    owners.
direct  and   indirect   participants'
records.  Beneficial  owners  will not    TRANSFER OR EXCHANGE OF SECURITIES
receive written confirmations from the
depositary of their purchase, but they       You may  transfer or  exchange  the
are  expected to receive  them,  along    debt  securities  (other than a global
with periodic statements of their security) without service charge at holdings, from the direct or indirect our office designated for that purpose participants through whom they entered or at the office of any transfer agent
into the transaction.                     or security registrar identified under
                                          the  Indenture.  You  must  execute  a
   Transfers   of   interests  in  the    proper  form of  transfer  and pay any
global  securities will be made on the    taxes and other  governmental  charges
books of the participants on behalf of    resulting  from that  action.  You may
the  beneficial  owners.  Certificates    transfer   or   exchange    the   debt
representing the interest of the securities (other than a global beneficial owners in the securities security) initially at our offices at
will not be issued  unless  the use of    1850 North  Central  Avenue,  P.O. Box
global  securities  is  suspended,  as    2209,  Phoenix,  Arizona 85002-2209 or
provided above.                           at our  office or  agency  established
                                          for  that  purpose  in New  York,  New
   The  depositary has no knowledge of    York.
the  actual  beneficial  owners of the
global  securities.  Its records  only       Debt   securities  in  the  several
reflect the identity of the direct denominations will be interchangeable participants as owners of the without service charge, but we may securities. Those participants may or require payment to cover taxes and may not be the beneficial owners.
Participants   are   responsible   for
keeping  account of their  holdings on
behalf of their customers.

other governmental charges. The exclude any portion of long-term debt Trustee initially will act as maturing within one year of that date authenticating agent under the of determination, all as reflected on
Indenture.                                the  consolidated   balance  sheet  of
                                          FINOVA  Capital  and its  consolidated
SAME-DAY SETTLEMENT AND PAYMENT           subsidiaries.

   Unless  the  supplement   otherwise       "LIEN"  means  any  lien,   charge,
provides, the debt securities will be claim, security interest, pledge, settled in immediately available hypothecation, right of another under funds. We will make payments of any conditional sale or other title
principal and interest in  immediately    retention   agreement   or  any  other
available funds.                          encumbrance    affecting    title   to
                                          property.   Lien  includes  any  lease
PAYMENT AND PAYING AGENT                  under    a    sale    and    leaseback
                                          arrangement.
   If the debt securities are not held
in global  form,  we will make payment       "SUBSIDIARY"  means any corporation
of  principal  and  premium,  if  any,    a  majority  of the  Voting  Stock  of
against    surrender   of   the   debt    which   is    owned,    directly    or
securities at the principal  office of    indirectly,  by FINOVA  Capital  or by
the Trustee in New York,  New York. We    one or more  Subsidiaries or by FINOVA
will pay any  installment  of interest    Capital and one or more Subsidiaries.
on  debt   securities  to  the  record
holder  on the  record  date  for that       "RESTRICTED   SUBSIDIARY"   is  any
interest. We can make those payments Subsidiary a majority of the Voting through the Trustee, as noted above, Stock of which is owned directly by by check mailed by first class mail to FINOVA Capital or by one or more the registered holders at their Restricted Subsidiaries, or by FINOVA registered address or by wire transfer Capital and one or more Restricted
to  an   eligible   account   of   the    Subsidiaries  and which is  designated
registered holder.                        as   a   Restricted    Subsidiary   by
                                          resolution of FINOVA  Capital's  board
   If  any   payments  of   principal,    of directors.
premium or  interest  are not  claimed
within  three  years  of the  date the       "UNRESTRICTED SUBSIDIARY" means any
payment became due, those funds are to    Subsidiary  other  than  a  Restricted
be repaid to us. The beneficial owners    Subsidiary.
of  those  interests  thereafter  will
look only to us for  payment for those       "VOTING  STOCK"  means stock of any
amounts.                                  class or classes (however  designated)
                                          having  ordinary  voting power for the
CERTAIN INDENTURE PROVISIONS              election  of a majority of the members
                                          of the  board  of  directors  (or  any
   CERTAIN DEFINITIONS. The following governing body) of that corporation, is a summary of some of the terms other than stock having that power defined in the Indenture and only by reason of the happening of a
applicable   only   to   senior   debt    contingency.
securities. Those terms are determined
in accordance with  generally accepted       LIMITATION ON LIENS.  The Indenture
accounting      principles,     unless    provides that FINOVA  Capital will not
specifically  stated otherwise.           create,  assume,  incur or allow to be
                                          created,  assumed  or  incurred  or to
   "CONSOLIDATED  NET TANGIBLE ASSETS"    exist   any   Lien   on   any  of  its
means   the   total   of  all   assets    properties   unless   FINOVA   Capital
reflected on the most recent quarterly    secures  the  senior  debt  securities
or annual consolidated balance sheet equally and ratably with any other of FINOVA Capital and its consolidated obligation secured in that manner. The subsidiaries, at their net book values Indenture contains the following
(after deducting related depreciation,    exceptions to that prohibition:
depletion,  amortization and all other
valuation    reserves),    less    the       *  Leases   of   property   in  the
aggregate  of its current  liabilities          ordinary  course of  business or
and   those   of   its    consolidated          if the property is not needed in
Subsidiaries reflected on that balance          the operation of our business.
sheet.    We   exclude   from   assets
goodwill,  unamortized  debt  discount       *  Purchase      money     security
and all other like intangible  assets.          interests that are  non-recourse
For   purposes  of  this   definition,          to   FINOVA   Capital   or   its
"current   liabilities"   include  all          Restricted  Subsidiaries  except
indebtedness   for   money   borrowed,          to the extent of the property so
incurred,     issued,    assumed    or          acquired  or any  proceeds  from
guaranteed  by FINOVA  Capital and its          that property, or both.
consolidated  subsidiaries,  and other
payables  and  accruals,  in each case       *  Governmental     deposits     or
payable  on demand or due  within  one          security as a  condition  to the
year of the date of determination, but          transaction  of  business or the
      exercise of a  privilege,  or to       MERGER,  CONSOLIDATION  AND SALE OF
      maintain self-insurance, or to ASSETS. FINOVA Capital cannot merge participate in any fund in with or into, consolidate with, sell
      connection     with     worker's    or lease all or  substantially  all of
      compensation,       unemployment    its  assets  to  or  purchase  all  or
      insurance,    pensions,   social    substantially   all  the   assets   of
      security or for appeal bonds.       another  corporation unless it will be
                                          the  surviving   corporation   or  the
   *  Liens for  taxes or  assessments    successor is  incorporated in the U.S.
      not yet due or which are payable and assumes all of FINOVA Capital's without a penalty or are being obligations under the debt securities contested in good faith and with and the Indenture, provided, and if adequate reserves, so long as immediately after that transaction, no foreclosure or similar default will exist. A purchase by a proceedings are not commenced. Subsidiary of all or substantially all of the assets of  another  corporation
   * Judgment Liens that have not will not be a purchase of those assets remained undischarged or by FINOVA Capital. If, however, any of unstayed for more than six the transactions noted in this
      months.                             paragraph occurs and results in a Lien
                                          on any of FINOVA Capital's  properties
   * Incidental or undetermined (except as permitted above), FINOVA construction, mechanics or Capital must simultaneously secure the similar Liens arising in the senior debt securities equally and ordinary course of business ratably with the debt secured by that
      relating  to   obligations   not    Lien.
      overdue   or  which   are  being
      contested by FINOVA Capital or a       MODIFICATION OF THE INDENTURE.  The
      Restricted Subsidiary in good Trustee and FINOVA Capital may amend faith and deposits for releases the Indenture without consent of the
      of such Liens.                      holders  of  debt   securities  to  do
                                          certain  things,  such as establishing
   *  Zoning  restrictions,  licenses,    the form and  terms of any  series  of
      easements       and      similar    debt  securities.  FINOVA Capital must
      encumbrances   or   defects   if    obtain  consent of holders of at least
      immaterial.                         two-thirds  of  the  outstanding  debt
                                          securities  affected  by a  change  to
   * Other Liens immaterial in the amend the terms of the Indenture or aggregate incidental to FINOVA any supplemental indenture or the Capital's or the Restricted rights of the holders of those debt
      Subsidiary's     business     or    securities.
      property,    other    than   for
      indebtedness.                          Unanimous  consent is required  for
                                          changes to extend  the fixed  maturity
   * Banker's liens and set off of any debt securities, reduce the rights in the ordinary course of principal, redemption premium or rate
      business.                           of   interest,   extend  the  time  of
                                          payment of  interest,  change the form
   *  Leasehold  or  purchase  rights,    of  currency,  limit  the right to sue
      exercisable       for       fair    for  payment on or after  maturity  of
      consideration,  arising  in  the    the debt securities,  adversely affect
      ordinary course of business.        the  right,  if  any,  to  convert  or
                                          exchange   the  debt   securities   or
   * Liens on property or securities adversely affect the subordination existing when an entity becomes provisions, if any. Unanimous consent a Restricted Subsidiary or is also required to reduce the level merges with FINOVA Capital or a of consents needed to approve any of Restricted Subsidiary, provided those changes. The Trustee must they are not incurred in consent to changes modifying its
      anticipation of those events.       rights, duties or immunities.

   *  Liens on property or  securities       DEFAULTS.  Events of default  under
      existing    at   the   time   of    the Indenture for any series are:
      acquisition.
                                             *  Failure   for  30  days  to  pay
   *  Liens  in a  total  amount  less          interest on any debt  securities
      than  $25   million,   excluding          of that series.
      Liens covered by the  exceptions
      noted above.                           *  Failure to pay principal  (other
                                                than sinking  fund  redemptions)
   *  Liens securing  indebtedness  of          or  premium,  if  any,  on  debt
      FINOVA  Capital or a  Restricted          securities of that series.
      Subsidiary  provided  those  and
      similar Liens on indebtedness do       *  Failure  for 30  days to pay any
      not exceed  10% of  Consolidated          sinking fund installment on that
      Net Tangible  Assets,  excluding          series.
      certain preexisting indebtedness
      and those Liens permitted above.

   *  Violation  of a  covenant  under    series before  maturity.  It may do so
      the Indenture pertaining to that by depositing with the Trustee, in series that persists for at trust for the benefit of the holders, least 90 days after FINOVA either enough funds to pay, or direct Capital is notified by the U.S. government obligations that,
      Trustee or the holders of 25% of    together  with  the  income  of  those
      the series.                         obligations  (without  considering any
                                          reinvestment),  will be  sufficient to
   *  Default in other  instruments or    pay,  the  obligation  of that series,
      under any other series of debt including principal, premium, if any, securities resulting in and interest. Certain other conditions acceleration of indebtedness must be met before it may do so.
      over $15 million, unless that FINOVA Capital must deliver an opinion default is rescinded or of counsel that the holders of that discharged within 10 days after series will have no Federal income tax written notice by the Trustee or consequences as a result of that
      the   holders  of  10%  of  that    deposit.
      series.
                                          SUBORDINATION
   *  Bankruptcy,     insolvency    or
      similar event.                         The  terms  and  conditions  of any
                                          subordination  of  subordinated   debt
   * Any other event of default with securities to other indebtedness of respect to the debt securities FINOVA Capital will be described in
      of that series.                     the   supplement   relating   to   the
                                          subordinated   debt  securities.   The
   If an event of default occurs and terms will include a description of continues, the Trustee or the holders the indebtedness ranking senior to the of at least 25% of the series may subordinated debt securities, the declare those debt securities due and restrictions on payments to the payable. FINOVA Capital is required to holders of the subordinated debt certify to the Trustee annually as to securities while a default exists with its compliance with the Indenture. A respect to senior indebtedness, any default under one series does not restrictions on payments to the necessarily mean that a default or an holders of the subordinated debt
event of  default  will have  occurred    securities   following   an  event  of
under   another   series   under   the    default   and   provisions   requiring
Indenture.                                holders  of  the   subordinated   debt
                                          securities to remit  certain  payments
   Holders  of  a   majority   of  the    to holders of senior indebtedness.
principal  of  a  series  may  control
certain actions of the Trustee and may       Because  of the  subordination,  if
waive past defaults for that series. FINOVA Capital becomes insolvent, Except as provided in the Indenture, holders of the subordinated debt
the  Trustee  will  not be  under  any    securities may recover less,  ratably,
obligation to exercise any of the than other creditors of FINOVA rights or powers vested in it by the Capital, including holders of senior
Indenture  at the  request,  order  or    indebtedness.
direction of any holder  unless one or
more  of  them  shall   have   offered    CONVERSION
reasonable indemnity to the Trustee.
                                             Debt  securities may be convertible
   If an event of  default  occurs and    into or exchangeable for common stock,
is   continuing,   the   Trustee   may    preferred     stock,     other    debt
reimburse itself for its reasonable securities, warrants or other compensation and expenses incurred out securities of FINOVA Capital, or
of any  sums  held or  received  by it    securities  of  any  other  issuer  or
before  making  any  payments  to  the    obligor.  The supplement will describe
holders of the debt securities of the the terms of any conversion rights. defaulted series.
                                          CONCERNING THE TRUSTEE
   The  right of any  holders  of debt
securities  of a series to commence an       The Trustee  may,  but need not be,
action for any remedy is subject to one of the banks in one of FINOVA certain conditions, including the Capital's credit agreements and from
requirement  that  the  holders  of at    time  to  time   may   perform   other
least 25% of that series  request that    banking,  trust or related services or
the  Trustee  take  such  action,  and    investment banking services on  behalf
offer  reasonable   indemnity  to  the    of FINOVA Group, FINOVA Capital or our
Trustee    against   its   liabilities    customers.
incurred in doing so.

DEFEASANCE

   FINOVA Capital may defease the debt
securities  of a  series,  meaning  it
would  satisfy  its duties  under that

                         DESCRIPTION OF CAPITAL STOCK

   The  following  summary  of certain    PREFERRED STOCK
provisions  of the common  stock,  the
preferred     stock,     the    junior       Under FINOVA Group's certificate of
participating   preferred  stock  (the    incorporation,     the     board    is
"Junior Preferred Stock") and the authorized, without stockholder rights to purchase the Junior action, to issue preferred stock in Preferred Stock (the "Rights") of one or more series, with the
FINOVA  Group  is  not  complete.  You    designations,   powers,   preferences,
should  refer  to the  certificate  of    rights,  qualifications,   limitations
incorporation and bylaws of FINOVA and restrictions as the board Group, as amended, FINOVA Group's determines. Thus, the board, without certificate of designations for the stockholder approval, could authorize Junior Preferred Stock and the Rights the issuance of preferred stock with Agreement dated as of February 15, voting, conversion and other rights 1992, as amended and restated as of that could adversely affect the voting
September 14, 1995 (the "Rights power and other rights of the holders Agreement"), between FINOVA Group and of the common stock or that could make Harris Trust & Savings Bank, as it more difficult for another company
successor   Rights  Agent.  To  obtain    to   enter   into   certain   business
copies of those documents, see "Where combinations with FINOVA Group. See You Can Find More Information" on page "-- Certain Other Provisions of the
2. If we issue capital stock of FINOVA Certificate of Incorporation, the Capital, we will describe those Bylaws and Delaware Law -- Preferred
securities    in    the     applicable    Stock" below.
supplement.
                                          SHAREHOLDER RIGHTS PLAN
   FINOVA Group is  authorized  by its
certificate of  incorporation to issue       In 1992,  FINOVA  Group  issued one
105,000,000 shares of capital stock, Right for each outstanding share of consisting of 5,000,000 shares of common stock. FINOVA Group has and preferred stock, par value $.01 per will continue to issue one Right with share, and 100,000,000 shares of each newly issued share of its common common stock, par value $.01 per stock (including stock issued on share. As of March 12, 1999, there conversion of preferred securities). were 56,071,608 shares of common stock The obligation to continue to issue outstanding (excluding 2,483,067 the Rights, however, will terminate on treasury shares held by FINOVA Group) the expiration, exchange or redemption
and  no  shares  of  preferred   stock    of the Rights.
outstanding. However, FINOVA Group has
authorized  600,000  shares  of Junior       Each Right  entitles the registered
Preferred Stock which have been holder to purchase from FINOVA Group reserved for issuance on the exercise 1/200th of a share of the Junior
of the Rights.                            Preferred Stock. The purchase price is
                                          $67.50 per 1/200th of a share, subject
   At the 1999  Annual  Shareholders'     to     adjustment     under    certain
Meeting,  FINOVA Group's  shareowners     circumstances.
will  consider  an  amendment  to its
certificate   of   incorporation   to        The Rights will trade only with the
increase the number of authorized common stock and FINOVA Group will not shares. If approved, the proposal issue separate certificates for the will increase the number of common Rights until the "Rights Distribution
shares   from  100   million  to  400     Date."  That date  occurs on the first
million and of preferred  shares from     to occur of the following events:
5   million   to  20   million.   The
directors      have       unanimously        *  10   days    after   a    public
recommended  voting  in  favor of the           announcement     (the     "Share
amendment.                                      Acquisition Date") that a person
                                                or  group  of   persons   acting
COMMON STOCK                                    together    has    become    the
                                                beneficial owner of at least 20%
   The holders of the common stock are          or more of FINOVA Group's common
entitled to one vote per share. FINOVA          stock,  directly  or  indirectly
Group's  certificate of  incorporation          (becoming     an      "Acquiring
does not provide for cumulative voting          Person"), or
in  the  election  of  directors.  The
board  may  declare  dividends  on the       *  10 business days after the start
common  stock  in its  discretion,  if          or  announcement of an intention
funds are legally  available for those          to  make  a   tender   offer  or
purposes.   On   liquidation,   common          exchange offer that would result
stockholders  are  entitled to receive          in  a  person  or  group  acting
pro  rata  any  remaining   assets  of          together beneficially owning 20%
FINOVA  Group,  after  we  satisfy  or          or more of FINOVA Group's common
provide  for the  satisfaction  of all          stock,  directly or  indirectly.
liabilities  as well as obligations on          The board,  however,  may extend
our  preferred   stock,  if  any.  The          that 10  business  day  deadline
holders  of  common  stock do not have          prior to the time the  person or
preemptive  rights to subscribe for or          group   becomes   an   Acquiring
purchase  any shares of capital  stock          Person.
or other  securities  of FINOVA Group.

   The Rights may not be exercised may pay the redemption price in cash, until the Rights Distribution Date. common stock or any other method The Rights will expire on February 28, selected by the board. Upon 2002 unless we extend that date or, redemption, the right to exercise the
unless  we  redeem  or  exchange   the    Rights will  terminate and the holders
Rights before then.                       will only  have the  right to  receive
                                          the redemption price.
   The value of each 1/200th  interest
in a share of Junior  Preferred  Stock       NO RIGHTS AS A STOCKHOLDER.  Rights
is intended to approximate the value holders, as Rights holders, have no of one share of FINOVA Group common independent rights as stockholders of stock, due to the dividend, FINOVA Group, including the right to liquidation and voting rights of the vote or to receive dividends, until
Junior Preferred Stock, although there    the Rights are exercised.
can be no assurance  the value will be
the same.                                    ANTITAKEOVER  EFFECTS.  The  Rights
                                          have certain antitakeover effects. The
   HOW THE RIGHTS WORK. If a person or Rights will substantially dilute the group becomes an Acquiring Person, ownership interest in our shares of their Rights become void. The other any Acquiring Person. That dilution
Rights  holders will have the right to    would   impair  the   ability  of  the
exercise their Rights, at the then Acquiring Person to change the current exercise price, for FINOVA composition of our board. It also Group common stock having a market would impact its ability to acquire value of two times the exercise price FINOVA Group on terms not approved by of the Right. That right to purchase, our board, including through a tender however, will not exist if the Rights offer at a premium to the market Distribution Date is due to a tender price, other than through an offer
or  exchange  offer  for all of FINOVA    conditioned on a substantial number of
Group's common stock and the Rights being acquired. The Rights independent members of our board should not interfere with any merger determine that the offer is at a fair or business combination approved by price, on fair terms and is otherwise the board, since we may redeem the in the best interests of FINOVA Group Rights before they become exercisable. and its stockholders.
                                             JUNIOR    PREFERRED    STOCK    NOT
   The other Rights holders also will REGISTERED. The Junior Preferred Stock have the same exercise rights is not registered with the SEC or any described above if, after a person or other securities administrator. If the group becomes an Acquiring Person, Rights become exercisable, we intend FINOVA Group is acquired in a merger to register with the SEC the Junior or business combination or at least Preferred Stock exchangeable for the
half of our total  assets and  earning    Rights.
power are sold.  The  exception is the
same as the  one  noted  in the  above    CERTAIN OTHER PROVISIONS OF THE
paragraph,  provided  that  the  price    CERTIFICATE OF INCORPORATION, THE
offered to the  shareholders  for each    BYLAWS AND DELAWARE LAW
share of common stock is not less than
that paid in the  tender  or  exchange       FINOVA   Group's   certificate   of
offer, and the consideration is in the incorporation and bylaws contain same form as that paid in the tender certain provisions that could make or exchange offer. If the requirements more difficult our acquisition by of this exception are met, then the means of a tender offer, a proxy
Rights will expire.                       contest or otherwise. This description
                                          is only a summary and does not provide
   EXCHANGE OF RIGHTS.  After a person    all  the   information   contained  in
or group  becomes an Acquiring  Person    FINOVA    Group's    certificate    of
but before the Acquiring Person incorporation and bylaws. To obtain acquires at least half of the copies of these documents, see "Where outstanding common stock, our board You Can Find More Information" on page
may exchange all or some of the Rights    2.
at an  exchange  ratio of one share of
common stock for 1/200th of a share of       Delaware law permits a  corporation
Junior   Preferred  Stock  per  Right,    to  eliminate  or limit  the  personal
subject to adjustment.                    liability  of  its  directors  to  the
                                          corporation   or   to   any   of   its
   REDEMPTION OF RIGHTS. We may redeem stockholders for monetary damages for all the Rights, but not some of them, a breach of fiduciary duty as a for $.005 per Right at any time before director, except (i) for breach of the the earlier of 15 days after the Share director's duty of loyalty, (ii) for Acquisition Date or the expiration acts or omissions not in good faith or date noted above. The board may which involve intentional misconduct determine the conditions, terms and or a knowing violation of law, (iii)
effective date for the redemption.  We    for  certain  unlawful  dividends  and
stock  purchases  and  redemptions  or       NUMBER   OF   DIRECTORS;   REMOVAL;
(iv) for any transaction from which FILLING VACANCIES. FINOVA Group's the director derived an improper certificate of incorporation provides personal benefit. FINOVA Group's that, subject to any rights of certificate of incorporation provides preferred stockholders to elect that no director will be personally additional directors under specified
liable   to   FINOVA   Group   or  its    circumstances, the number of directors
stockholders for monetary damages for will be fixed in the manner provided any breach of his or her fiduciary in the bylaws. FINOVA Group's bylaws duty as a director, except as provided provide that, subject to any rights of
by Delaware law.                          holders  of  preferred  stock to elect
                                          directors        under       specified
   BOARD OF DIRECTORS. FINOVA Group's circumstances, the number of directors certificate of incorporation and will be fixed from time to time bylaws divide the board into three exclusively by directors constituting classes of directors, with the classes a majority of the total number of to be as nearly equal in number as directors that FINOVA Group would have possible. The stockholders elect one if there were no vacancies on the
class  of  directors  each  year for a    board,  but must  consist of between 3
three-year term.                          and 17 directors.

   The   classification  of  directors       In addition,  FINOVA Group's bylaws
makes it more difficult for provide that, subject to any rights of stockholders to change the composition preferred stockholders, and unless the of the board. At least two annual board otherwise determines, any meetings of stockholders, instead of vacancies will be filled only by the one, generally will be required to affirmative vote of a majority of the change a majority of the board. That remaining directors, though less than delay may help ensure that FINOVA a quorum. Accordingly, absent an
Group's directors, if confronted by a amendment to the bylaws, the board proxy contest, tender or exchange could prevent any stockholder from offer or extraordinary corporate enlarging the board and filling the
transaction,   would  have  sufficient    new     directorships     with    that
time to review the proposal as well as    stockholder's own nominees.
any  available   alternatives  to  the
proposal  and  to  act  in  what  they       Under    Delaware    law,    unless
believe to be the best interest of the otherwise provided in the certificate stockholders. The classification of incorporation, directors serving on provisions apply to every election of a classified board may only be removed directors, regardless of whether a by the stockholders for cause. In change in the composition of the board addition, FINOVA Group's certificate would be beneficial to FINOVA Group of incorporation and bylaws provide and its stockholders and whether or that directors may be removed only for not a majority of the stockholders cause and only upon the affirmative
believe   that   such  a   change   is    vote of holders of at least 80% of the
desirable.                                voting   power   of   all   the   then
                                          outstanding  shares of stock  entitled
   The classification provisions also to vote generally in the election of could discourage a third party from directors, voting together as a single
initiating  a  proxy  contest,  tender    class.
offer  or  other   attempt  to  obtain
control of FINOVA  Group,  even though       STOCKHOLDER   ACTION   BY   WRITTEN
an  attempt  might  be  beneficial  to    CONSENT;       SPECIAL       MEETINGS.
FINOVA Group and its stockholders. The Stockholders of FINOVA Group must act classification of the board thus only through an annual or special increases the likelihood that meeting. Stockholders cannot act by incumbent directors will retain their written consent in lieu of a meeting. positions. In addition, because the Only the Chairman or a majority of the classification provisions may whole board of FINOVA Group may call a discourage accumulations of large special meeting. Stockholders of
blocks  of  FINOVA  Group's  stock  by    FINOVA  Group  are not  able to call a
purchasers  whose objective is to take    special  meeting to  require  that the
control of FINOVA Group and remove a board do so. At a special meeting, majority of the board, the stockholders may consider only the
classification   of  the  board  could    business  specified  in the  notice of
reduce the likelihood of fluctuations meeting given by FINOVA Group. in the market price of the common Preferred stockholders may be given
stock   that   might    result    from    different   rights  from  those  noted
accumulations    of   large    blocks.    above.
Accordingly,   stockholders  could  be
deprived of certain  opportunities  to       The  provisions  of FINOVA  Group's
sell their shares of common stock at a certificate of incorporation and higher market price than otherwise bylaws prohibiting stockholder action
might be the case.                        by written consent may have the effect
of delaying consideration of a Secretary between the 90th day before stockholder proposal until the next the meeting and the later of the 70th annual meeting, unless a special day before the meeting or the 10th day meeting is called by the Chairman or after the first public announcement of
at the  request of a  majority  of the    the meeting date.
whole  board.  These  provisions  also
would   prevent   the   holders  of  a       A stockholder's notice proposing to
majority of stock from unilaterally nominate a person for election as a using the written consent procedure to director must contain certain
take stockholder action.  Moreover,  a    information,     including,    without
stockholder could not force limitation, the identity and address stockholder consideration of a of the nominating stockholder, the
proposal  over the  opposition  of the    class and number of shares of stock of
Chairman and the board by calling a FINOVA Group beneficially owned by the special meeting of stockholders prior stockholder and all information to the time the Chairman or a majority regarding the proposed nominee that of the whole board believes that would be required to be included in a
consideration to be appropriate.          proxy statement soliciting proxies for
                                          the proposed nominee.  A stockholder's
   ADVANCE   NOTICE   PROVISIONS   FOR    notice  relating  to  the  conduct  of
STOCKHOLDER       NOMINATIONS      AND    business  other than the nomination of
STOCKHOLDER   PROPOSALS.   The  bylaws    directors    must   contain    certain
establish an advance notice procedure information about that business and for stockholders to nominate about the proposing stockholder, directors, or bring other business including, without limitation, a brief before an annual meeting of description of the business the
stockholders of FINOVA Group.             stockholder  proposes to bring  before
                                          the    meeting,    the   reasons   for
   A person may not be nominated for a conducting that business at such director position unless that person meeting, the name and address of such is nominated by or at the direction of stockholder, the class and number of the board or by a stockholder who has shares of stock of FINOVA Group given appropriate notice to FINOVA beneficially owned by that stockholder
Group's Secretary during the periods and any material interest of the noted below prior to the meeting. stockholder in the business so
Similarly, stockholders may not bring proposed. If the Chairman or other business before an annual meeting officer presiding at a meeting
unless  the   stockholder   has  given    determines   that  a  person  was  not
FINOVA Group's Secretary appropriate nominated, or other business was not notice of their or its intention to brought before the meeting, in
bring   that   business   before   the    accordance with these procedures,  the
meeting. FINOVA Group's Secretary must    person  will  not  be   eligible   for
receive  the  nomination  or  proposal    election   as  a   director,   or  the
between  70 and  90  days  before  the    business  will not be conducted at the
first  anniversary of the prior year's    meeting, as appropriate.
annual  meeting.   If  FINOVA  Group's
annual  meeting  date is  advanced  by       Advance  notice of  nominations  or
more than 20 days or delayed by more proposed business by stockholders than 70 days from that anniversary gives the board time to consider the date, then we must receive the notice qualifications of the proposed between 90 days before the meeting and nominees, the merits of the proposals the later of the 70th day before the and, to the extent deemed necessary or meeting or 10 days after the meeting desirable by the board, to inform
date is first publicly announced.         stockholders about those matters.  The
                                          board  also  may  recommend  positions
   If the board increases the number regarding those nominees or proposals, of directors and if we have not so that stockholders can better decide publicly announced nominees for each whether to attend the meeting or to open position within 80 days before grant a proxy regarding the nominee or
the  first  anniversary  of the  prior    that business.
year's  annual  meeting,  stockholders
may  nominate  directors  for  the new       Although the bylaws do not give the
position, but only those newly created board any power to approve or positions, if FINOVA Group's Secretary disapprove stockholder nominations for receives the notice no later than 10 the election of directors or proposals days following public announcement of for action, these procedures may
that change.                              preclude a contest for the election of
                                          directors  or  the   consideration  of
   Stockholders may nominate directors    stockholder  proposals  if the  proper
only at a special meeting by sending procedures are not followed, and of appropriate notice for receipt by our discouraging or deterring a third party from  conducting a  solicitation
                                          of  proxies  to elect its own slate of
                                          directors   or  to  approve   its  own
proposal,  without  regard to  whether    amount    of    voting     securities,
consideration   of  such  nominees  or    outstanding  of at least 20%,  subject
proposals might be harmful or to certain exceptions. If the approval beneficial to FINOVA Group and its of FINOVA Group's stockholders is not
stockholders.                             required for the issuance of shares of
                                          preferred  stock or common stock,  the
   PREFERRED  STOCK.   FINOVA  Group's    board  may   determine   not  to  seek
certificate      of      incorporation    stockholder approval.
authorizes  the board to establish one
or more series of preferred  stock and       Although the board has no intention
to  determine,  with  respect  to  any    at the  present  time of doing  so, it
series of preferred  stock,  the terms    could  issue  a  series  of  preferred
and rights of that  series,  including    stock  that  could,  depending  on its
(i)  the  designation  of the  series,    terms,  impede a merger,  tender offer
(ii)  the  number  of  shares  of  the    or other takeover  attempt.  The board
series, which the board may (except will make any determination to issue where otherwise provided by the terms shares with those terms based on its of that series) increase or decrease judgment as to the best interests of (but not below the number of shares FINOVA Group and its stockholders. The
thereof   then   outstanding),   (iii)    board,  in  so  acting,   could  issue
whether  dividends,  if  any,  will be    preferred   stock  having  terms  that
cumulative  or  noncumulative  and the    could    discourage   an   acquisition
dividend  rate of the series,  if any,    attempt  in  which an  acquiror  would
(iv) the dates at which dividends, if change the composition of the board, any, will be payable, (v) the including a tender offer or other redemption rights and price or prices, transaction. An acquisition attempt if any, for shares of the series, (vi) could be discouraged in this manner the terms and amounts of any sinking even if some, or a majority, of FINOVA fund provided for the purchase or Group's stockholders might believe it redemption of shares of the series, to be in their best interests or in
(vii) the amounts payable on shares of which stockholders might receive a the series in the event of any premium for their stock over the then
voluntary or involuntary  liquidation,    current market price of the stock.
dissolution   or  winding  up  of  the
FINOVA Group's affairs, (viii) whether       MERGER/SALE   OF   ASSETS.   FINOVA
the  shares  of  the  series  will  be    Group's  certificate of  incorporation
convertible  into  shares of any other    provides   that   certain    "business
class   or   series,   or  any   other    combinations"  must be approved by the
security, of FINOVA Group or any other    holders  of at least  66 2/3% of the
corporation,    and,    if   so,   the    voting  power of the  shares not owned
specification of another class or by an "interested shareholder", unless series or another security, the the business combinations are approved conversion price or prices or rate or by the "Continuing Directors" or meet rates, any adjustments to the prices certain requirements regarding price or rates, the date or dates as of and procedure. The terms quoted in
which the shares shall be  convertible    this  paragraph  are  defined  in  the
and all  other  terms  and  conditions    certificate of incorporation.
upon which the conversion may be made,
(ix)  restrictions  on the issuance of       AMENDMENT OF CERTAIN  PROVISIONS OF
shares of the same series or of any THE CERTIFICATE OF INCORPORATION AND other class or series and (x) the BYLAWS. Under Delaware law, voting rights, if any, of the holders stockholders may adopt, amend or
of shares of the series.                  repeal the bylaws and,  with  approval
                                          of  the  board,   the  certificate  of
   FINOVA Group believes that the incorporation of a corporation. In ability of the board to issue one or addition, a corporation's board may more series of preferred stock will adopt, amend or repeal the bylaws if provide FINOVA Group with flexibility allowed by the certificate of in structuring possible future incorporation. FINOVA Group's financings and acquisitions, and in certificate of incorporation requires meeting other corporate needs which a vote of (i) at least 80% of the might arise. The authorized shares of outstanding shares of voting stock, preferred stock, as well as shares of voting together as a single class, to common stock, will be available for amend provisions of the certificate of issuance without further action by incorporation relating to the FINOVA Group's stockholders, unless prohibition of stockholder action approval is required by applicable law without a meeting; the number, or the rules of any stock exchange or election and term of FINOVA Group's automated quotation system on which directors; and the removal of
FINOVA  Group's  securities are listed    directors;  (ii) at least  66 2/3% of
or traded. The NYSE currently requires    the   outstanding   shares  of  voting
stockholder approval in several stock, voting together as a single instances, including where the present or potential  issuance of shares could
result in an increase in the number of
shares  of  common  stock,  or in  the
class, to amend the provisions of the subsequent to that date, the board and certificate of incorporation relating 66 2/3% of the outstanding voting
to   approval   of  certain   business    stock  not  owned  by  the  interested
combinations;  and  (iii)  at  least a    stockholder   approved   the  business
majority of the outstanding shares of combination. Except as specified by voting stock, voting together as a Delaware law, an interested single class, to amend all other stockholder includes (x) any person provisions of the certificate of that is the owner of 15% or more of incorporation. FINOVA Group's the outstanding voting stock of the
certificate of  incorporation  further    corporation,  or  is an  affiliate  or
provides   that  the   bylaws  may  be    associate of the  corporation  and was
amended   by  the   board  or  by  the    the  owner  of  15%  or  more  of  the
affirmative  vote of the holders of at    outstanding   voting   stock   of  the
least 80% of the voting power of the corporation, at any time within three outstanding shares of voting stock, years immediately prior to the
voting  together  as a  single  class.    relevant  date, and (y) the affiliates
These       supermajority       voting    and associates of that person.
requirements  make  the  amendment  by
stockholders  of the  bylaws or of any       Under    certain     circumstances,
of the provisions of the certificate Delaware law makes it more difficult of incorporation described above more for an "interested stockholder" to difficult, even if a majority of enter into various business FINOVA Group's stockholders believe combinations with a corporation for a
that amendment  would be in their best    three-year      period,       although
interests.                                stockholders may adopt an amendment to
                                          a    corporation's    certificate   of
   ANTITAKEOVER LEGISLATION. Subject incorporation or bylaws excluding the to certain exceptions, Delaware law corporation from those restrictions. does not allow a corporation to engage However, FINOVA Group's certificate of in a business combination with any incorporation and bylaws do not
"interested stockholder" for a exclude FINOVA Group from the three-year period following the date restrictions imposed under Delaware
that  the   stockholder   becomes   an    law. These  provisions of Delaware law
interested stockholder, unless (i) may encourage companies interested in prior to that date, the board approved acquiring FINOVA Group to negotiate in either the business combination or the advance with the board, since the transaction which resulted in the stockholder approval requirement would
stockholder   becoming  an  interested    be avoided if a majority  of the board
stockholder, (ii) on that date, the approves either the business interested stockholder owned at least combination or the transaction which 85% of the voting stock of the results in the stockholder becoming an
corporation  outstanding  at the  time    interested stockholder.
the transaction  commenced  (excluding
certain   shares)   or   (iii)  on  or

                       DESCRIPTION OF DEPOSITARY SHARES

   The  following  summary  of certain    Agreement")  between  us and a bank or
provisions  of the Deposit  Agreement,    trust  company  selected  by us having
the  depositary  shares and depositary    its  principal  office in the U.S. and
receipts is not complete. You should having a combined capital and surplus refer to the forms of Deposit of at least $50 million. Subject to Agreement and depositary receipts the terms of the Deposit Agreement, relating to each series of preferred each owner of depositary shares will stock that will be filed with the SEC. be entitled, in proportion to the To obtain copies of these documents, applicable fractional interests in see "Where You Can Find More shares of preferred stock underlying
Information" on page 2.                   the  depositary   shares  to  all  the
                                          rights   and    preferences   of   the
GENERAL                                   preferred    stock    underlying   the
                                          depositary   shares.    Those   rights
   We may offer  fractional  interests    include dividend,  voting, redemption,
in shares of preferred stock,  instead    conversion and liquidation rights.
of shares of  preferred  stock.  If we
do, we will have a depositary issue to       The   depositary   shares  will  be
the public receipts for depositary evidenced by depositary receipts shares, each of which will represent issued under the Deposit Agreement. fractional interests of a particular Individuals purchasing the fractional
series of preferred stock.                interests  in  shares  of the  related
                                          series of preferred stock will receive
   We will deposit shares of any depositary receipts according to the series of preferred stock underlying terms of the offering described in the
the depositary shares under a separate    supplement.
Deposit    Agreement   (the   "Deposit

DIVIDENDS AND OTHER DISTRIBUTIONS         redemption   date,   the   number   of
                                          depositary  shares   representing  the
   The depositary will distribute all preferred stock. The depositary shares cash dividends or other cash to be redeemed will be selected by lot distributions received for the or pro rata as determined by the preferred stock to the record holders depositary when less than all of depositary shares representing the outstanding depositary shares will be
preferred  stock in  proportion to the    redeemed.
number of  depositary  shares owned by
those  holders on the relevant  record       After  the  redemption   date,  the
date. The depositary will distribute depositary shares redeemed will no only the amount that can be longer be outstanding. When this distributed without attributing to any occurs, all rights of the holders will holder of depositary shares a fraction cease, except the right to receive of one cent. The undistributed balance money, securities or other property will be added to and treated as part payable upon redemption and any money, of the next amount received by the securities or other property that the depositary for distribution to record holders of depositary shares were
holders of depositary shares.             entitled  to on  the  redemption  upon
                                          surrender  to  the  depositary  of the
   If  there is a  distribution  other    depositary   receipts  evidencing  the
than  in  cash,  the  depositary  will    depositary shares redeemed.
distribute  property received by it to
the  record   holders  of   depositary    VOTING THE PREFERRED STOCK
shares, in proportion, if possible, to
the number of depositary  shares owned       Upon   receipt  of  notice  of  any
by those holders, unless the meeting at which the holders of the depositary determines (after preferred stock are entitled to vote, consulting with us) that it cannot the depositary will mail all relevant make the distribution. If this occurs, information to the record holders of the depositary may, with our approval, the depositary shares representing the sell the property and distribute the preferred stock. The record holders net proceeds from the sale to the may instruct the depositary how to
holders of depositary shares.             vote the  shares  of  preferred  stock
                                          underlying  their  depositary  shares.
   The Deposit Agreement also will The depositary will try, if practical, state how any subscription or similar to vote the number of shares of rights offered by us to holders of the preferred stock underlying the preferred stock will be made available depositary shares according to the to holders of depositary shares. instructions, and we will agree to take all reasonable  action  requested
CONVERSION AND EXCHANGE                   by the  depositary  so the  depositary
                                          may follow the instructions.
   If any  series of  preferred  stock
underlying  the  depositary  shares is    AMENDMENT AND TERMINATION OF
subject  to  conversion  or  exchange,    DEPOSITARY AGREEMENT
each  record   holder  of   depositary
receipts  may convert or exchange  the       The form of depositary  receipt and
depositary shares represented by those    any provision of the Deposit Agreement
depositary receipts.                      may be amended by agreement between us
                                          and  the  depositary.   However,   any
REDEMPTION OF DEPOSITARY SHARES           amendment    that    materially    and
                                          adversely  alters  the  rights  of the
   If a series of the preferred stock existing holders of depositary shares underlying the depositary shares is will not be effective unless approved subject to redemption, the depositary by the record holders of at least a will redeem the depositary shares from majority of the depositary shares then the proceeds received by the outstanding. We or the depositary may depositary in the redemption, in whole only terminate the Deposit Agreement or in part, of the series of the if (a) all related outstanding
preferred    stock    held    by   the    depositary  shares have been  redeemed
depositary. The depositary will mail or (b) there has been a final notice of redemption within 30 to 60 distribution of the preferred stock of days prior to the date fixed for the relevant series in connection with redemption to the record holders of our liquidation, dissolution or the depositary shares to be redeemed winding up and that distribution has at their addresses appearing in the been distributed to the holders of the
depositary's   books.  The  redemption    related depositary shares.
price per depositary  share will equal
the   applicable   fraction   of   the
redemption  price per share payable on
such  series of the  preferred  stock.
Whenever we redeem shares of preferred
stock  held  by  the  depositary,  the
depositary  will redeem as of the same

CHARGES OF DEPOSITARY                     MISCELLANEOUS

   We will pay all  transfer and other       The  depositary  will  send  to the
taxes and governmental charges arising    holders  of   depositary   shares  all
solely from the existence of the reports and communications from us depositary arrangements. We will pay that we must furnish to the holders of
associated  charges of the  depositary    preferred stock.
for  the   initial   deposit   of  the
preferred  stock and any redemption of       We and the  depositary  will not be
the preferred stock. Holders of liable if we are prevented or delayed depositary shares will pay transfer by law or any circumstance beyond our and other taxes and governmental control in performing our obligations charges and any other charges stated under the Deposit Agreement. Those
in  the  Deposit  Agreement  to be for    obligations   will   be   limited   to
their accounts.                           performance  in good  faith of  duties
                                          set forth in the Deposit Agreement. We
RESIGNATION AND REMOVAL OF DEPOSITARY     and  the   depositary   will   not  be
                                          obligated  to  prosecute or defend any
   The   depositary   may   resign  by    legal  proceeding  connected  with any
delivering notice to us, and we may depositary shares or preferred stock remove the depositary. Resignations or unless satisfactory indemnity is removals will take effect upon the furnished. We and the depositary may appointment and acceptance of a rely upon written advice of counsel or successor depositary. We must appoint accountants, or information provided a successor depositary within 60 days by persons presenting preferred stock after delivery of the notice of for deposit, holders of depositary resignation or removal. The successor shares, or other persons believed to depositary must be a bank or trust be competent and on documents believed
company having its principal office in    to be genuine.
the U.S. and having a combined capital
and  surplus of at least $50  million.

                            DESCRIPTION OF WARRANTS

   We may issue warrants for the solely as our agent for the warrants purchase of debt securities, preferred and will not act for or on behalf of stock or common stock. We may issue the holders or beneficial owners of
warrants   independently  or  together    warrants.   This  summary  of  certain
with debt securities,  common stock or    provisions  of  the  warrants  is  not
preferred stock or attached to or complete. You should refer to the separate from the offered securities. provisions of the Warrant Agreement We will issue each series of warrants that will be filed with the SEC as under a separate warrant agreement (a part of the offering of any warrants. "Warrant Agreement") between us and a To obtain a copy of this document, see
bank  or  trust  company,  as  warrant    "Where You Can Find More  Information"
agent.  The  warrant  agent  will  act    on page 2.

                             PLAN OF DISTRIBUTION

   FINOVA Group and FINOVA Capital securities laws and other laws. The may offer securities directly or underwriters' obligations to purchase
through   underwriters,   dealers   or    securities   will   be   subject   to
agents. The supplement will identify conditions and generally will require those underwriters, dealers or agents them to purchase all of the securities
and   will   describe   the   plan  of    if any are purchased.
distribution,  including   commissions
to be paid.  If we do not  name a firm      Unless   otherwise   noted  in  the
in the supplement, that firm may not supplement, the securities will be directly or indirectly participate in offered by the underwriters, if any,
any underwriting of  those securities,    when,   as  and  if   issued   by  us,
although it may participate in the delivered to and accepted by the distribution of securities under underwriters and subject to their
circumstances    entitling   it  to  a    right to reject  orders in whole or in
dealer's    allowance    or    agent's    part.
commission.
                                            FINOVA  Group  and  FINOVA  Capital
   Any underwriting agreement probably may sell securities to dealers, as will entitle the underwriters to principals. Those dealers then may
indemnity     against     some    civil
liabilities    under     the    Federal
resell the securities to the public at    and penalty  bids in  accordance  with
varying  prices  set by those  dealers    Regulation  M  under  the   Securities
from time to time.                        Exchange  Act of 1934.  Over-allotment
                                          involves   sales  in   excess  of  the
   FINOVA  Group  and  FINOVA  Capital    offering  size,  which creates a short
also may offer securities through position. Stabilizing transactions agents. Agents generally act on a permit bids to purchase the underlying
"best  efforts"   basis  during  their    security  so long  as the  stabilizing
appointment,   meaning  they  are  not    bids  do  not   exceed   a   specified
obligated to  purchase securities.        maximum.  Short covering  transactions
                                          involve purchases of the securities in
   Dealers and agents may be entitled the open market after the distribution to indemnification as underwriters by is completed to cover short positions.
us  against  some   liabilities  under    Penalty  bids permit the  underwriters
the Federal  securities laws and other    to reclaim a selling concession from a
laws.                                     dealer when the securities  originally
                                          sold by the dealer are  purchased in a
   FINOVA Group and FINOVA Capital or covering transaction to cover short the underwriters or agents may solicit positions. Those activities may cause offers by institutions approved by us the price of the securities to be to purchase securities under contracts higher than it would otherwise be. The providing for future payment. underwriters may engage in some
Permitted     institutions     include    activities  on any  exchange  or other
commercial    and    savings    banks,    market in which the  securities may be
insurance  companies,  pension  funds,    traded. If commenced, the underwriters
investment companies,  educational and    may  discontinue  those  activities at
charitable  institutions  and  others.    any time.
Conditions  apply  to those purchases.
                                             The     supplement    or    pricing
   Any underwriter may engage in supplement, as applicable, will set over-allotment, stabilizing trans- forth the anticipated delivery date of actions, short covering transactions the securities being sold at that time.

                                 LEGAL MATTERS

   Unless   otherwise   noted   in   a    Counsel of FINOVA  Group   and  FINOVA
supplement, William J. Hallinan, Esq.,    Capital,  respectively,   will   pass
Senior Vice President-General  Counsel    on the legality  of  the  securities
of FINOVA Group and FINOVA Capital, or    offered through this prospectus  and
Richard Lieberman, Esq., Vice any supplement. Brown & Wood LLP will President-Associate/Assistant General act as counsel for any underwriters or agents,  unless  otherwise  noted in a
                                          supplement.

                                    EXPERTS

   Deloitte & Touche LLP, independent 10-K, respectively, for the year ended auditors, have audited the financial December 31, 1998. The financial statements of FINOVA Group and FINOVA statements are incorporated into this Capital incorporated in this prospectus by reference in reliance prospectus by reference from our upon their report given upon their Annual Reports on Form 10-K/A and authority as experts in accounting and auditing.

YOU   SHOULD    RELY   ONLY   ON   THE
INFORMATION      CONTAINED          OR                $3,000,000,000
INCORPORATED   BY  REFERENCE  IN  THIS
PROSPECTUS.  WE HAVE AUTHORIZED NO ONE
TO   PROVIDE   YOU   WITH    DIFFERENT
INFORMATION.

WE ARE NOT  MAKING  AN  OFFER OF THESE
SECURITIES  IN ANY  LOCATION WHERE THE
OFFER IS NOT PERMITTED.

YOU  SHOULD   NOT   ASSUME   THAT  THE
INFORMATION   IN   THIS    PROSPECTUS,            THE FINOVA GROUP INC.
INCLUDING INFORMATION  INCORPORATED BY         FINOVA CAPITAL CORPORATION
REFERENCE,  IS ACCURATE AS OF ANY DATE
OTHER  THAN THE  DATE ON THE  FRONT OF
THE PROSPECTUS.                               DEBT SECURITIES, COMMON  STOCK,
                                            PREFERRED STOCK, DEPOSITARY SHARES
             -------------                            AND WARRANTS

           TABLE OF CONTENTS
                                   Page
                                   ----
Where You Can Find More
  Information...................     2
The Companies...................     2
Recent Developments.............     5
Selected Financial Information..     6       ---------------------------
Ratio Of Income To Total
  Fixed Charges.................     6               PROSPECTUS
Ratio Of Income To Combined
  Fixed Charges And Preferred                ---------------------------
  Stock Dividends...............     6
Special Note Regarding
  Forward-Looking Statements....     7
Use Of Proceeds.................     7
Description Of Debt Securities..     8
Description Of Capital Stock....    14
Description Of Depositary
  Shares........................    19
Description Of Warrants.........    21
Plan Of Distribution............    21
Legal Matters...................    22
Experts.........................    22            _____________, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated amounts of the expenses of and related to the offering are as follows:


         Registration fee................................           $834,000.00
         Rating agency fees*.............................         $1,500,000.00
         Printing fees*..................................           $150,000.00
         Legal fees and expenses*........................           $250,000.00
         Accounting fees and expenses*...................           $412,500.00
         Blue sky fees and expenses*.....................             $3,000.00
         New York Stock Exchange listing fees*...........            $30,000.00
         Trustee fees and expenses*......................           $300,000.00
         Miscellaneous expenses*.........................            $20,500.00
                                                                  -------------
                           Total*........................         $3,500,000.00
                                                                  =============
-----------
* Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The General Corporation Law of the State of Delaware (the "DGCL"), the state of incorporation of each of the Registrants, and the Certificate of Incorporation and Bylaws of each of the Registrants provide for indemnification of directors and officers. Section 145 of the DGCL provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her.

         Directors and officers of each of the Registrants are covered under policies of directors' and officers' liability insurance with coverage aggregating $100,000,000. The directors serving each of the Registrants are parties to Indemnification Agreements with each respective Registrant (the "Indemnification Agreements"). The Indemnification Agreements provide substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and Bylaws and are designed to provide greater assurance to the directors that indemnification will be available because as contracts, the Indemnification Agreements may not be unilaterally modified by the Registrants' Boards of Directors or stockholders. The Indemnification Agreements generally are intended to provide indemnification for any amounts a director is legally obligated to pay because of claims arising out of the director's service to the Registrants or any other subsidiary of the Registrants.

ITEM 16.  EXHIBITS

   1.1 Form of Senior Debt Securities Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the joint Registration Statement of The FINOVA Group Inc. and FINOVA Capital Corporation on Form S-3, SEC File No. 333-38171 (the "1997 S-3"))
   4.1 Restated Certificate of Incorporation of The FINOVA Group Inc. (incorporated by reference to Exhibit 3.A to The FINOVA Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994)
   4.2 Amended and Restated Bylaws of The FINOVA Group Inc. (incorporated by reference to Exhibit 3.B to The FINOVA Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995)
   4.3 Amended and Restated Rights Agreement between The FINOVA Group Inc. and Bank One, Arizona, N.A. (incorporated by reference to Exhibit 4.1 to The FINOVA Group Inc.'s Current Report on Form 8-K, dated September 21, 1995)
   4.4 Form of Junior Participating Preferred Share Purchase Right (included as an exhibit to Exhibit 4.3 above)
   4.5 Acceptance of Successor Trustee to Appointment under Rights Agreement (incorporated by reference to Exhibit 4 to The FINOVA Group Inc.'s Current Report on Form 8-K, dated November 30, 1995)
   4.6 Amended and Restated Certificate of Incorporation of FINOVA Capital Corporation (incorporated by reference to Exhibit 3.A to FINOVA Capital Corporation's Annual Report on Form 10-K for the year ended December 31, 1996)
   4.7    Bylaws of FINOVA  Capital  Corporation  (incorporated  by reference to
          Exhibit 3.B to FINOVA Capital Corporation's Annual Report on Form 10-K for the year ended December 31, 1996)
   4.8    Form of Indenture for Debt Securities of FINOVA Capital Corporation
   4.9    Form of Convertible Debt Security*
   4.10   Form of Preferred Stock Certificate of Designations*
   4.11 Form of Fixed Rate Note (incorporated by reference to Exhibit 4.11 to the 1997 S-3)
   4.12 Form of Floating Rate Note (incorporated by reference to Exhibit 4.12 to the 1997 S-3)
   4.13   Form of Deposit Agreement*
   4.14   Form of Deposit Receipt*
   4.15   Form of Warrant*
   4.16   Form of Warrant Agreement*
   5.1 Opinion of Richard Lieberman, Esq. as to the legality of the securities to be issued
   12.1   Statement of Computation of Ratios of The FINOVA Group Inc.
   12.2   Statement of Computation of Ratios of FINOVA Capital Corporation
   23.1   Consent of Deloitte & Touche LLP
   23.2   Consent of Richard Lieberman, Esq.(included in Exhibit 5.1)
   24.1   Power of Attorney (included on signature pages hereto)
   25.1 Form T-1 Statement of Eligibility of the trustee(s) under the Indenture**

----------
* To be filed with a Current Report on Form 8-K or a Post-Effective Amendment to Registration Statement

** To be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939

ITEM 17.  UNDERTAKINGS

         The undersigned Registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrants hereby further undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrants hereby further undertake that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrants hereby further undertake to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 16th day of March, 1999.

                                        THE FINOVA GROUP INC.


                                        By: /s/ Samuel L. Eichenfield
                                            -------------------------------
                                            Samuel L. Eichenfield
                                            Chairman, President and Chief
                                            Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of The FINOVA Group Inc., hereby severally constitute Samuel L. Eichenfield, Bruno A. Marszowski, William J. Hallinan and Richard Lieberman, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith, any and all amendments to said Registration Statement (including post-effective amendments) and any related registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable The FINOVA Group Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement, any and all amendments thereto and any related Rule 462(b) registration statement.

         Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                        Title                        Date
        ---------                        -----                        ----

/s/ Samuel L. Eichenfield    Director, Chairman, President and    March 16, 1999
---------------------------  Chief Executive Officer (Principal
Samuel L. Eichenfield        Executive Officer)


/s/ Bruno A. Marszowski      Senior Vice President-Controller     March 16, 1999
---------------------------  and Chief Financial Officer
Bruno A. Marszowski          (Principal Financial and
                             Accounting Officer)


/s/ Robert H. Clark, Jr.     Director                             March 16, 1999
---------------------------
Robert H. Clark, Jr.


/s/ Constance R. Curran      Director                             March 16, 1999
---------------------------
Constance R. Curran

/s/ G. Robert Durham         Director                             March 16, 1999
---------------------------
G. Robert Durham


/s/ James L. Johnson         Director                             March 16, 1999
---------------------------
James L. Johnson


/s/ Kenneth R. Smith         Director                             March 16, 1999
---------------------------
Kenneth R. Smith


/s/ Shoshana B. Tancer       Director                             March 16, 1999
---------------------------
Shoshana B. Tancer


/s/ John W. Teets            Director                             March 16, 1999
---------------------------
John W. Teets

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 16th day of March, 1999.

                                        FINOVA CAPITAL CORPORATION


                                        By: /s/ Samuel L. Eichenfield
                                            -------------------------------
                                            Samuel L. Eichenfield
                                            Chairman, President and Chief
                                            Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of FINOVA Capital Corporation, hereby severally constitute Samuel L. Eichenfield, Bruno A. Marszowski, William
J. Hallinan and Richard Lieberman, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith, any and all amendments to said Registration Statement (including post-effective amendments) and any related registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable FINOVA Capital Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement, any and all amendments thereto and any related Rule 462(b) registration statement.

         Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                        Title                         Date
       ---------                        -----                         ----

/s/ Samuel L. Eichenfield    Director, Chairman, President and    March 16, 1999
---------------------------  Chief Executive Officer (Principal
Samuel L. Eichenfield        Executive Officer)


/s/ Bruno A. Marszowski      Senior Vice President-Controller     March 16, 1999
---------------------------  and Chief Financial Officer
Bruno A. Marszowski          (Principal Financial and
                             Accounting Officer)


/s/ Meilee Smythe            Director                             March 16, 1999
---------------------------
Meilee Smythe


/s/ W. Carroll Bumpers       Director                             March 16, 1999
---------------------------
W. Carroll Bumpers


/s/ Gregory C. Smalis        Director                             March 16, 1999
---------------------------
Gregory C. Smalis

                                  EXHIBIT INDEX

Exhibit No.                          Description
-----------                          -----------

   1.1 Form of Senior Debt Securities Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the joint Registration Statement of The FINOVA Group Inc. and FINOVA Capital Corporation on Form S-3, SEC File No. 333-38171 (the "1997 S-3"))
   4.1 Restated Certificate of Incorporation of The FINOVA Group Inc. (incorporated by reference to Exhibit 3.A to The FINOVA Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994)
   4.2 Amended and Restated Bylaws of The FINOVA Group Inc. (incorporated by reference to Exhibit 3.B to The FINOVA Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995)
   4.3 Amended and Restated Rights Agreement between The FINOVA Group Inc. and Bank One, Arizona, N.A. (incorporated by reference to Exhibit 4.1 to The FINOVA Group Inc.'s Current Report on Form 8-K, dated September 21, 1995)
   4.4 Form of Junior Participating Preferred Share Purchase Right (included as an exhibit to Exhibit 4.3 above)
   4.5 Acceptance of Successor Trustee to Appointment under Rights Agreement (incorporated by reference to Exhibit 4 to The FINOVA Group Inc.'s Current Report on Form 8-K, dated November 30, 1995)
   4.6 Amended and Restated Certificate of Incorporation of FINOVA Capital Corporation (incorporated by reference to Exhibit 3.A to FINOVA Capital Corporation's Annual Report on Form 10-K for the year ended December 31, 1996)
   4.7    Bylaws of FINOVA  Capital  Corporation  (incorporated  by reference to
          Exhibit 3.B to FINOVA Capital Corporation's Annual Report on Form 10-K for the year ended December 31, 1996)
   4.8    Form of Indenture  for Debt Securities of  FINOVA Capital  Corporation
   4.9    Form of Convertible Debt Security*
   4.10   Form of Preferred Stock Certificate of Designations*
   4.11 Form of Fixed Rate Note (incorporated by reference to Exhibit 4.11 to the 1997 S-3)
   4.12 Form of Floating Rate Note (incorporated by reference to Exhibit 4.12 to the 1997 S-3)
   4.13   Form of Deposit Agreement*
   4.14   Form of Deposit Receipt*
   4.15   Form of Warrant*
   4.16   Form of Warrant Agreement*
   5.1 Opinion of Richard Lieberman, Esq. as to the legality of the securities to be issued
   12.1   Statement of Computation of Ratios of The FINOVA Group Inc.
   12.2   Statement of Computation of Ratios of FINOVA Capital Corporation
   23.1   Consent of Deloitte & Touche LLP
   23.2   Consent of Richard Lieberman, Esq.(included in Exhibit 5.1)
   24.1   Power of Attorney (included on signature pages hereto)
   25.1 Form T-1 Statement of Eligibility of the trustee(s) under the Indenture**

----------
* To be filed with a Current Report on Form 8-K or a Post-Effective Amendment to Registration Statement

** To be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939